                                                                     EXHIBIT 5.2



                                          , 1999



ICN Pharmaceuticals, Inc.


3300 Hyland Avenue


Costa Mesa, CA 92626



Ladies and Gentlemen:



     We have acted as counsel to ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission ("SEC") of the Company's Registration Statement on Form S-4. Pursuant to the Registration Statement, up to $200,000,000 aggregate principal amount of the Company's outstanding 8 3/4% Senior Notes due 2008 issued on August 20, 1998 are exchangeable for up to a like principal amount of the Company's 8 3/4% Series B Senior Notes due 2008 and up to $125,000,000 aggregate principal amount of the Company's outstanding
8 3/4% Senior Notes due 2008 issued on July 20, 1999 are exchangeable for up to a like principal amount of the Company's 8 3/4% Series B Senior Notes due 2008 (the 'Exchange Offer').



     You have requested our opinion as to the material United States federal income tax consequences to certain persons of the Exchange Offer and the ownership and disposition of the Series B Senior Notes. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4 with respect to the Exchange Offer and such other documents as we deemed necessary.



     In our opinion, the discussion in the Registration Statement under the caption "Certain U.S. Federal Income Tax Consequences" accurately describes the material U.S. federal income tax consequences relevant to the Exchange Offer and the ownership and disposition of the Series B Senior Notes.



     The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed and temporary regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" and "Certain U.S. Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and rules and regulations of the SEC promulgated thereunder.



                                          Sincerely yours,



                                          PROSKAUER ROSE LLP


                                          --------------------------------------

                                          A Member of the Firm